Exhibit 99.1

Stepan Reports Record Third Quarter Results and Record Nine Month Earnings

Northbrook, Illinois, October 19, 2022 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

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Reported net income was a record $39.4 million, or $1.71 per diluted share versus $36.9 million, or $1.59 per diluted share, in the prior year. Adjusted net income* was a record $46.3 million, or $2.01 per diluted share, versus $36.4 million, or $1.57 per diluted share, in the prior year. Total Company sales volume decreased 8% versus the prior year.

•
Surfactant operating income was $39.0 million versus $34.5 million in the prior year. This increase was primarily driven by improved product and customer mix that was partially offset by an 8% decline in global sales volume. The sales volume decline was primarily due to lower global commodity laundry demand and raw material constraints in North America. Higher demand in the Functional Products and Institutional Cleaning end markets partially offset the above.

•
Polymer operating income was $31.9 million versus $19.8 million in the prior year. This increase was primarily attributable to margin recovery and improved mix that was partially offset by a 10% decrease in global sales volume. The volume decrease was primarily due to an 8% decline in global Rigid Polyol demand driven by double digit declines in Europe and Asia.

•
Specialty Product operating income was $9.7 million versus $2.4 million in the prior year. This increase was primarily attributable to improved margins and customer mix within the medium chain triglycerides (MCTs) product line.

•
The Company increased its pre-tax environmental reserve from $23.2 million to $33.5 million in the current year quarter. This increase was primarily due to revised environmental remediation cost estimates for the Company's Maywood, New Jersey site.

•
The effect of foreign currency translation negatively impacted net income by $2.4 million, or $0.11 per diluted share, versus the prior year.

•
The Company increased its quarterly cash dividend in the fourth quarter of 2022 by $0.03 per share, or 9.0%, marking the 55th consecutive year that the Company has increased its cash dividend to stockholders.

YTD Highlights

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Reported net income for the first nine months of 2022 was a record $136.3 million, or $5.90 per diluted share, versus $120.8 million, or $5.19 per diluted share, in the prior year. Adjusted net income* was a record $140.0 million, or $6.06 per diluted share, versus $121.0 million, or $5.20 per diluted share, in the prior year. Total Company sales volume was down 3% compared to the first nine months of 2021.

* Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

“The Company had strong performance for the first nine months of 2022 and delivered record results, despite ongoing supply chain challenges. Reported net income was up 13% versus the first nine months of 2021 while adjusted net income was up 16%," said Scott Behrens, President and Chief Executive Officer. “For the quarter, Surfactant operating income was up 13% largely due to improved product and customer mix. This improvement was driven by growth in our Functional Products business as a result of elevated crop and energy prices, which offset an 8% decline in sales volume primarily within our Consumer Products business. Our Polymer income was up 61% due to margin recovery and improved mix that was partially offset by a 10% decline in sales volume. Our Specialty Product results improved significantly due to margin improvement and favorable customer mix."

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
Net Sales	$719,185	$602,688	19%	$2,146,094	$1,735,939	24%
Operating Income	$54,659	$40,213	36%	$195,645	$150,784	30%
Net Income Attributable to Stepan Company **	$39,384	$36,920	7%	$136,319	$120,809	13%
Earnings per Diluted Share	$1.71	$1.59	8%	$5.90	$5.19	14%

Adjusted Net Income *	$46,281	$36,417	27%	$140,017	$121,005	16%
Adjusted Earnings per Diluted Share *	$2.01	$1.57	28%	$6.06	$5.20	17%

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The current year third quarter reported net income includes $0.9 million of after-tax income versus $1.1 million of after-tax income in the prior year.

•
Cash-Settled SARs: These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time. Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income. Reported net income in both the current and prior year third quarters includes $0.1 million of after-tax income.

•
Business Restructuring: Reported net income in both the current and prior year third quarters includes $0.1 million of after-tax decommissioning expense related to the Company's Canadian plant closure.

•
Environmental Remediation: The third quarter 2022 adjusted net income excludes $7.9 million of after-tax expense versus $0.7 million of after after-tax expense excluded in the prior year. The Company increased its environmental reserve from $23.2 million to $33.5 million, or 46%, during the quarter primarily due to revised environmental remediation cost estimates for the Company’s Maywood, New Jersey site.

Percentage Change in Net Sales

Net sales in the third quarter of 2022 increased 19% year-over-year primarily due to higher selling prices that were mainly attributable to the pass-through of higher raw material and logistics costs and improved product and customer mix. These higher average selling prices were partially offset by an 8% decrease in global sales volume and the unfavorable impact of foreign currency translation.

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Volume	(8)%	(3)%
Selling Price & Mix	33%	31%
Foreign Translation	(6)%	(4)%
Total	19%	24%

Reported Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Net Sales
Surfactants	$474,861	$387,734	22%	$1,428,211	$1,142,672	25%
Polymers	$214,807	$198,841	8%	$640,771	$539,764	19%
Specialty Products	$29,517	$16,113	83%	$77,112	$53,503	44%
Total Net Sales	$719,185	$602,688	19%	$2,146,094	$1,735,939	24%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2022	2021	% Change	2022	2021	% Change
Operating Income
Surfactants	$38,976	$34,452	13%	$140,994	$133,558	6%
Polymers	$31,864	$19,753	61%	$79,905	$60,729	32%
Specialty Products	$9,685	$2,442	297%	$23,246	$12,052	93%
Total Segment Operating Income	$80,525	$56,647	42%	$244,145	$206,339	18%
Corporate Expenses	$(25,866)	$(16,434)	57%	$(48,500)	$(55,555)	(13)%
Consolidated Operating Income	$54,659	$40,213	36%	$195,645	$150,784	30%

Total segment operating income for the third quarter of 2022 increased $23.9 million, or 42%, versus the prior year quarter. Total segment operating income for the first nine months of 2022 increased $37.8 million, or 18%, versus the prior year.

•
Surfactant net sales were $474.9 million for the quarter, a 22% increase versus the prior year. Selling prices were up 35% primarily due to the pass-through of higher raw material and logistics costs as well as improved product and customer mix. The unfavorable impact of foreign currency translation negatively impacted net sales by 5%. Sales volume decreased 8% year-over-year primarily due to lower global commodity laundry demand and raw material constraints in North America. Higher global demand for products sold into the Functional Products and Institutional Cleaning end markets partially offset the above. Surfactant operating income for the quarter increased $4.5 million, or 13%, versus the prior year primarily due to improved product and customer mix that was partially offset by supply chain challenges and an 8% decline in sales volume.

•
Polymer net sales were $214.8 million for the quarter, an 8% increase versus the prior year. Selling prices increased 26% primarily due to the pass through of higher raw material and logistics costs. Sales volume decreased 10% in the quarter primarily due to an 8% decline in Rigid Polyol demand driven by double digit declines in Europe and Asia. The translation impact of a stronger U.S. dollar negatively impacted net sales by 8%. Polymer operating income for the quarter increased $12.1 million, or 61%, versus the prior year primarily due to margin recovery and improved mix that was partially offset by the 10% decrease in global sales volume.

•
Specialty Product net sales were $29.5 million for the quarter, an 83% increase versus the prior year. Sales volume was up 10% year-over-year and operating income increased $7.2 million, or 297%. The operating income increase was primarily attributable to improved margins within the MCTs product line and more favorable customer mix.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Total Corporate Expenses	$25,866	$16,434	57%	$48,500	$55,555	(13)%
Less:
Deferred Compensation Expense (Income)	$(2,131)	$(1,504)	42%	$(13,038)	$2,148	NM
Business Restructuring Expense	$92	$72	28%	$225	$267	(16)%
Environmental Remediation Expense	$10,372	$946	NM	$11,002	$946	NM
Adjusted Corporate Expenses	$17,533	$16,920	4%	$50,311	$52,194	(4)%

* See Table III for a discussion of deferred compensation plan accounting.

•
Corporate expenses, excluding deferred compensation, business restructuring and environmental costs increased 4% versus the prior year quarter. This increase was primarily due to higher incentive-based compensation expenses .

Income Taxes and Net Interest

The Company’s effective tax rate was 24.0% for the first nine months of 2022 versus 19.6% for the first nine months of 2021. This year-over-year increase was primarily due to a non-recurring favorable tax benefit recognized in the third quarter of 2021 related to the merger of the Company's three Brazilian entities into a single entity.

Shareholder Return

The Company paid $7.5 million of dividends to shareholders and repurchased $5.3 million of Company stock in the third quarter of 2022. During the first nine months of 2022 the Company paid $22.5 million of dividends and repurchased $22.3 million of Company stock. The Company has $127.7 million remaining under the share repurchase program authorized by its Board of Directors. With the cash dividend increase in the fourth quarter of 2022, the Company has increased its dividend on the Company’s common stock for the 55th consecutive year.

Selected Balance Sheet Information

The Company’s total debt increased by $38.9 million and cash decreased by $28.9 million versus June 30, 2022. The increase in debt primarily reflects a $100.0 million borrowing against the previously disclosed delayed draw term loan facility that was partially offset by scheduled debt and revolving credit facility repayments. The decrease in cash primarily reflects higher working capital requirements, capital expenditures and the Company's previously announced third quarter 2022 acquisition of the PerformanX Specialty Chemicals surfactants business. The Company’s net debt level increased $67.8 million versus June 30, 2022 and the net debt ratio increased from 23% to 26% in the quarter (Net Debt and Net Debt Ratio are non-GAAP measures).

($ in millions)	9/30/22	6/30/22	3/31/22	12/31/21
Net Debt
Total Debt	$564.9	$526.0	$537.1	$363.6
Cash	165.7	194.6	236.0	159.2
Net Debt	$399.2	$331.4	$301.1	$204.4
Equity	1,130.2	1,125.7	1,116.7	1,074.2
Net Debt + Equity	$1,529.4	$1,457.1	$1,417.8	$1,278.6
Net Debt / (Net Debt + Equity)	26%	23%	21%	16%

The major working capital components were:

($ in millions)	9/30/22	6/30/22	3/31/22	12/31/22
Net Receivables	$476.2	$518.8	$504.5	$419.5
Inventories	397.6	340.7	308.4	305.5
Accounts Payable	(350.1)	(366.2)	(350.8)	(323.4)
	$523.7	$493.3	$462.1	$401.6

Capital spending was $75.9 million during the quarter and $205.3 million during the first nine months of 2022. This compares to $44.7 million and $119.5 million, respectively, in the prior year. The year-over-year increase is primarily due to increased expenditures in the U.S. for the advancement of the Company's new alkoxylation facility in Pasadena, TX, which is expected to provide flexible capacity of 75,000 metric tons per year, and new capability and capacity to produce ether sulfates that will meet upcoming regulatory limits on 1,4 dioxane. For the full year, capital expenditures are expected to be in the range of $330 million to $350 million.

Outlook

“The Company delivered record third quarter and nine-month results and we expect to deliver record full year earnings again in 2022. For the fourth quarter we anticipate approximately $8 million of incremental expense related to planned maintenance activity in our North American Phthalic Anhydride plant and low 1,4 dioxane transition costs,” said Scott Behrens, President and Chief Executive Officer. “From a segment perspective, we believe that Surfactants, Polymers and Specialty Products should all deliver full year earnings growth versus prior year. Surfactant volumes within the Functional Products and Industrial Cleaning end markets are expected to show full year growth over

2021. Despite short-term volatility and challenges, we believe that the long-term outlook for Rigid Polyols will remain attractive as energy conservation efforts and more stringent building codes are expected to continue. Looking forward to the next few quarters, we believe the Company will be challenged by slowing global economic growth, weakening consumer and construction demand, continued inflationary pressures and a stronger U.S. dollar. Despite this projected macro environment, we remain committed to executing our long-term growth strategy.”

Conference Call

Stepan Company will host a conference call to discuss the third quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 19, 2022. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 769-9015, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2022 and 2021

(Unaudited – 000’s Omitted)

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Net Sales	$719,185	$602,688	$2,146,094	$1,735,939
Cost of Sales	600,709	510,792	1,786,785	1,423,382
Gross Profit	118,476	91,896	359,309	312,557
Operating Expenses:
Selling	15,079	14,786	45,908	44,280
Administrative	33,848	22,828	79,499	69,440
Research, Development and Technical Services	16,929	15,501	50,092	45,638
Deferred Compensation Expense (Income)	(2,131)	(1,504)	(13,038)	2,148
	63,725	51,611	162,461	161,506

Goodwill Impairment	-	-	978	-
Business Restructuring	92	72	225	267

Operating Income	54,659	40,213	195,645	150,784

Other Income (Expense):
Interest, Net	(2,221)	(1,599)	(7,254)	(4,690)
Other, Net	(1,980)	702	(8,999)	4,206
	(4,201)	(897)	(16,253)	(484)

Income Before Income Taxes	50,458	39,316	179,392	150,300
Provision for Income Taxes	11,074	2,393	43,073	29,463
Net Income	39,384	36,923	136,319	120,837
Net Income Attributable to Noncontrolling Interests		(3)		(28)
Net Income Attributable to Stepan Company	$39,384	$36,920	$136,319	$120,809
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.73	$1.61	$5.98	$5.27
Diluted	$1.71	$1.59	$5.90	$5.19
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,753	22,898	22,813	22,941
Diluted	23,034	23,219	23,089	23,299

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2022	EPS	2021	EPS	2022	EPS	2021	EPS
Net Income Reported	$39,384	$1.71	$36,920	$1.59	$136,319	$5.90	$120,809	$5.19

Deferred Compensation (Income) Expense	$(938)	$(0.04)	$(1,135)	$(0.05)	$(4,369)	$(0.19)	$(685)	$(0.03)
Business Restructuring Expense	$69	$-	$54	$-	$169	$0.01	$200	$0.01
Cash-Settled SARs (Income) Expense	$(117)	$-	$(141)	$-	$(464)	$(0.02)	$(38)	$-
Environmental Remediation Expense	$7,883	$0.34	$719	$0.03	$8,362	$0.36	$719	$0.03

Adjusted Net Income	$46,281	$2.01	$36,417	$1.57	$140,017	$6.06	$121,005	$5.20

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2022	EPS	2021	EPS	2022	EPS	2021	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(1,234)		$(1,494)		$(5,748)		$(901)
Business Restructuring Expense	$92		$72		$225		$267
Cash-Settled SARs (Income) Expense	$(154)		$(186)		$(609)		$(50)
Environmental Remediation Expense	$10,372		$946		$11,002		$946

Total Pre-Tax Adjustments	$9,076		$(662)		$4,870		$262

Cumulative Tax Effect on Adjustments	$(2,179)		$159		$(1,172)		$(66)

After-Tax Adjustments	$6,897	$0.30	$(503)	$(0.02)	$3,698	$0.16	$196	$0.01

Table III

Deferred Compensation Plans

The full effect of deferred compensation plans on quarterly pre-tax income was $1.2 million of income versus $1.5 million of income in the prior year. The year-to-date impact was $5.7 million of income versus $0.9 million of income in the prior year. The accounting for deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Company common stock were as follows:

	2022				2021
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$93.67	$101.35	$98.81	$124.29	$112.94	$120.27	$127.11

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2022	2021	2022	2021
Deferred Compensation
Operating Income (Expense)	$2,131	$1,504	$13,038	$(2,148)
Other, net – Mutual Fund Gain (Loss)	(897)	(10)	(7,290)	3,049
Total Pre-Tax	$1,234	$1,494	$5,748	$901
Total After-Tax	$938	$1,135	$4,368	$685

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2022 as compared to 2021:

($ in millions)	Three Months Ended September 30		Increase	Change Due to Foreign Currency Translation	Nine Months Ended September 30		Increase	Change Due to Foreign Currency Translation
	2022	2021			2022	2021
Net Sales	$719.2	$602.7	$116.5	$(35.7)	$2,146.1	$1,735.9	$410.2	$(72.9)
Gross Profit	118.5	91.9	26.6	(4.5)	359.3	312.6	46.7	(9.7)
Operating Income	54.7	40.2	14.5	(3.1)	195.6	150.8	44.8	(6.7)
Pretax Income	50.5	39.3	11.2	(3.1)	179.4	150.3	29.1	(6.8)

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2022 and December 31, 2021

	September 30, 2022	December 31, 2021
ASSETS
Current Assets	$1,072,747	$913,368
Property, Plant & Equipment, Net	977,600	850,604
Other Assets	286,423	301,640
Total Assets	$2,336,770	$2,065,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$603,245	$500,476
Deferred Income Taxes	11,111	12,491
Long-term Debt	466,766	322,862
Other Non-current Liabilities	125,409	155,590
Total Stepan Company Stockholders’ Equity	1,130,239	1,074,193
Noncontrolling Interest	-	-
Total Liabilities and Stockholders’ Equity	$2,336,770	$2,065,612